Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the "Settlement Agreement" or the "Agreement") is entered into by and between Everi Holdings Inc., including its parents, subsidiaries, affiliated entities and agents ("Everi") and Ram v. Chary ("Chary") (individually a "Party" or collectively the "Parties"), and shall be effective on the day on which it is signed by all Parties (the "Effective Date").

RECITALS

A.         Chary previously served as Everi's President and Chief Executive Officer and a Director on Everi's Board.

B.         On January 27, 2014, Chary and Everi entered an Employment Agreement, a Stock Option Agreement, Indemnification Agreement, and a Proprietary Information and Inventions Agreement.

C.         On February 13, 2016, Chary was terminated from his position as Everi's President and Chief Executive Officer and removed from Everi's Board of Directors.

D.         Subsequent to his termination, disputes arose among the Parties, and on April 12, 2016, Chary filed a Demand for Arbitration and Statement of Claim against Everi with the American Arbitration Association, captioned Ram V. Chary v. Everi Holdings, Inc. and Everi Payments, Inc., No. 01-16-0001-2899 ("the Arbitration"). Everi filed an Answering Statement and Counterclaim on May 13, 2016. On June 2, 2016, Everi filed an Answer and Counterclaim in the Eighth Judicial District Court, District Court of Nevada, in the matter captioned Kevin Kealy v. Everi Holdings, Inc., Case No. A-16-745012-C (the "Kealy Action"), asserting affirmative claims and naming Chary as counterclaim defendant. Those claims in the Kealy Action were subsequently compelled to arbitration. The claims and allegations asserted by the Parties in each and all of the above proceedings are collectively referred to hereafter as the "Lawsuit."

E.         The Parties now desire to settle and resolve any and all disputes, claims or disagreements that any Party has or may have against any other Party, including, but not limited to, all Claims (as defined below) that the Parties asserted, threatened to assert, or could have asserted in the Lawsuit, or related to or arising from the Lawsuit or any act or omission by any Party prior to the Effective Date of this Settlement Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth below, the sufficiency of which is acknowledged by the Parties, the Parties agree as follows:

ARGEEMENT

1.         Affirmation of Recitals; Defined Terms.  The recitals set forth above are true and correct in all respects and are hereby incorporated herein as specific agreements.   Capitalized terms used herein that are not defined shall have the meanings assigned to such terms in this Section 1:

"Claims" means any and all claims, demands, suits, liabilities, charges, actions, causes of action, costs, expenses, judgments, damages and liabilities of any kind or nature, known or unknown, at law or in equity, choate or inchoate, arising under contract, tort, common law, state or federal statute or otherwise, whether suspected or unsuspected, asserted or unasserted, fixed or contingent, liquidated or unliquidated, in any form or nature and including, without limitation, any form or type of relief or remedy arising from or relating thereto, that the Parties have or may have up to and including the Effective Date including specifically, but not limited to claims made, threatened, or that could have been made relating to or that otherwise arise from or relate to the subject matter of, the Lawsuit.

"Group" means, with respect to a particular Person, such Person’s present or former direct or indirect parents, subsidiaries, companies or entities under common control with any of the foregoing, affiliates, divisions or other business units, management or advisory or investment services providers, officers, directors, managers, members, employees, agents, partners, joint venturers, co-ventures, shareholders, interest holders, owners, licensees or licensors, insurers, reinsurers, consultants, representatives, accountants, attorneys, predecessors, successors, assigns, trustees or fiduciaries affiliated with them, and each of their successors and assigns.

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, association, joint venture, governmental authority or any other entity of whatever nature.

"Representatives" means, with respect to a Party, such Party’s controlled affiliates and its and their respective officers, directors, members, managers, partners, shareholders, interest holders, agents, accountants, attorneys and other representatives.

2.         Settlement Payment.  Not later than fourteen (14) days following the Effective Date, but subject to Section 7, herein, Everi shall cause to be delivered to Chary's counsel all of the amounts set forth below in this Section 2 (the "Settlement Payments").  The Settlement Payments constitute full and complete satisfaction of any and every monetary obligation of Everi under this Agreement and shall be made as follows:

(a)         $3,200,000.00 for severance, from which the required FICA, Medicare tax, income tax, and other required withholdings will be withheld (the "Withholdings"), and for which an IRS Form W-2 will be issued to Chary;

(b)         $444,000.00 as compensation for canceled restricted shares, less all Withholdings and for which an IRS Form W-2 will be issued to Chary;

(c)         $948,000.00 to Chary as reimbursement for attorneys' fees and costs.   This payment shall be reported to the IRS on a Form 1099.

3.         Taxes.  Everi has not made, nor does it make any promises or warranties (express or implied) with regard to the tax consequences, if any, of the Settlement Payments.  Chary agrees to pay all taxes, if any, which may be owing on any Settlement Payments, except for the Withholdings, i.e., Everi's portion of FICA, Medicare and other federal, state or local employer tax contributions. Chary waives, renounces, and agrees to indemnify and hold Everi, its respective Groups and Representatives harmless against any claim asserted or assessed against Chary for unpaid taxes which arises from or relates to the Settlement Payments, except for any Claim associated with Everi's responsibility for the Withholdings. The Parties acknowledge that each of them may file with the appropriate federal, state, and municipal taxing authorities all forms, reports, or disclosures in respect of the Settlement Payments.

4.         Acknowledgement of Settlement. The Parties acknowledge that:

(a)         the Settlement Payments are in full settlement of all Claims of any kind or character that Chary has, or may ever have had, against Everi, including by reason of the Lawsuit and the subject matter thereof;

(b)         the consideration, including the releases provided herein, are in full satisfaction of all obligations and burdens of any kind or character that Everi has, or may ever have had to Chary, including by reason of the Lawsuit and the subject matter hereof, and

(c)         by signing this Agreement, and accepting the consideration provided herein and the benefits of it, Parties are giving up forever any right to seek further monetary or other relief from the other Party, for any acts or omissions up to and including the Effective Date.

5.         Group Medical Coverage.   Chary has certain rights to continued group medical coverage as provided in Section 4.3.3 of the Employment Agreement. Since Chary's termination, Everi has provided continued coverage for Chary and his eligible dependents under Everi's group health insurance plans in effect on the date of his termination in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), at no cost to Chary. Everi shall continue to provide group medical coverage to Chary and his eligible dependents for the remainder of the eighteen (18) month period provided in Section 4.3.3 of the Employment Agreement, which expires on August 31, 2017.

6.         Restrictions on Solicitation. Chary agrees to be bound by Section 7 of the Employment Agreement concerning Restrictions on Solicitation after Termination (but the provisions of Sections 5.2 and 6 of the Employment Agreement shall be of no further force and effect). Section 7 of the Employment Agreement shall remain in full force and effect as stated in the Employment Agreement and is incorporated herein. However, nothing in Section 7 of the Employment Agreement nor any term in this Agreement shall preclude Chary from serving as a reference for Everi's current or past employees, provided that such a request is unsolicited by Chary.

7.         Return of Company Material. Following Chary's termination, Chary retained certain text-messages, emails and other documents related to Everi and/or his employment therewith ("Company Material").  Prior to the receipt of any Settlement Payments, Chary shall return to Everi all originals and all copies of all Company Material, and any other confidential and proprietary documents in his possession or in the possession of his Representatives and Kevin Kealy and his Representatives shall also return to Everi all originals and all copies of all Company Material, and any other confidential and proprietary documents in their possession. Chary shall also provide a sworn certification confirming that no Company Material has been disclosed to a third party. To the extent Chary has disclosed Company Material to a third party and that party is not a Chary Representative or otherwise under his control, then Chary agrees to provide sworn certification of the identity of all such persons and the Company Material provided to such persons and to fully cooperate to assist in the recovery of all such materials and information. Nothing in this Agreement shall prohibit Chary and his counsel from retaining and maintaining the confidentiality of: the executed copies of this Agreement and Chary’s other agreements with Everi, the pleadings, motions and memoranda in support thereof, declarations or affidavits, deposition transcripts and videotapes or documents reflecting attorney work product or consultant or expert work product (other than the Company Material referenced above in this Section 7), but only to the extent necessary to preserve a confidential litigation file. In addition, except as otherwise expressly stated in this Agreement, this Agreement shall not alter the Parties’ obligations under the Stipulated Confidentiality Agreement and Protective Order dated November 29, 2016 and so ordered on

November 30, 2016 in the Arbitration, except that Everi shall not be required to return nor destroy the Company Material Chary produced in discovery and marked confidential.

8.         Mutual Releases.

(a)         Chary's Release as to Everi.  Except as provided in Section 8(d) below, Chary hereby fully, finally and forever releases, waives, and discharges Everi, the members of its Groups and Representatives (collectively, the "Everi Released Parties"), from any and all Claims which Chary has or may have had, against Everi, whether or not apparent or yet to be discovered, including, without limitation, all Claims in connection with, arising out of or related to:

(i)         the Lawsuit, including the subject matter or allegations thereof;

(ii)        any agreement between or among such Parties;

(iii)       any other matter between such Parties, their respective Groups and/or their respective Representatives; and/or

(iv)       any claims under federal, state, or local law, rule or regulation or public policies of the United States of America, the State of Nevada, and any or all other states, counties, municipalities, territories, or possessions of the United States of America.

Except as provided in Section 8(d) below, this Agreement resolves any Claims for relief that could have been alleged by Chary, no matter how characterized, including, without limitation, compensatory damages, damages for breach of contract, bad faith, fraud, general damages of any kind, reliance damages, liquidated damages, damages for humiliation and embarrassment, punitive damages, damages for harm to reputation, costs and attorneys' fees and costs related to or arising from the Lawsuit or the subject matter or allegations thereof.

(b)        Everi's Release as to Chary.  Except as provided in Section 8(d) below, Everi hereby fully, finally and forever releases, waives, and discharges Chary and his Representatives (collectively the "Chary Released Parties") from any and all Claims which Everi has or may have had, against Chary, whether or not apparent or yet to be discovered, including, without limitation, all Claims in connection with, arising out of or related to:

(i)         the Lawsuit, including the subject matter or allegations thereof;

(ii)        any agreement between or among such Parties;

(iii)       any other matter between such Parties or, their respective Groups, and/or their respective Representatives; and/or

(iv)       any claims under federal, state, or local law, rule or regulation or public policies of the United States of America, the State of Nevada, and any or all other states, counties, municipalities, territories, or possessions of the United States of America.

Except as provided in Section 8(d) below, this Agreement resolves any Claims for relief that could have been alleged by Everi, no matter how characterized, including, without limitation, compensatory damages, damages for breach of contract, bad faith, fraud, general damages of any kind, reliance damages, liquidated damages, damages for humiliation and embarrassment, punitive damages, damages for harm to reputation, costs and attorneys' fees and costs related to or arising from the Lawsuit or the subject matter or allegations thereof.

(c)        Waiver.  Notwithstanding anything contained in this Agreement to the contrary, the Parties expressly acknowledge and agree that they:

(i)          may hereafter discover facts in existence prior to the Effective Date in addition to those that they now know or believe to be true with respect to the Lawsuit (including the subject matter or allegations thereof); and

(ii)         may have sustained damages, losses, fees, costs, and/or expenses that are presently unknown and unsuspected, and that such damages, losses, fees, costs, and/or expenses as any, some, or all of the Parties may have sustained might give rise to additional damages, losses, attorneys’ fees, costs, and/or expenses in the future.

Nevertheless, the Parties expressly acknowledge that this Agreement has been negotiated and agreed upon in light of such possible unknown facts and such possible damages, losses, fees, costs, and/or expenses, and each expressly waives any and all rights under any law, rule or regulation.  Each Party expressly acknowledges that this waiver in this Section 8(c) was separately bargained for and is a material term of this Agreement.

(d)        Certain Exceptions.  Notwithstanding anything contained in this Agreement to the contrary, the Parties expressly acknowledge and agree that nothing contained in this Agreement:

(i)         shall constitute a release of any Claim that any Party might have against the other relating to any breach of this Agreement; or

(ii)        shall constitute a release or waiver of any rights or obligations that any Party has and will continue to have in the future under the Indemnification Agreement, that the Parties executed on January 27, 2014.

(iii)       is intended to foreclose Claims by a Party based on future conduct of a Party that otherwise is not released by this Agreement; or

(iv)       is intended to release Claims to the extent such claims cannot be released by applicable law.

(e)        Indemnification for Breach of Release:

(i)         Chary agrees to promptly indemnify and hold each of the Everi Released Parties harmless from any liabilities, costs or obligations with respect to any Claim that is covered by the release set forth in this Section 8 but is nonetheless brought by Chary against any Everi Released Party (including, without limitation, any attorney’s fees or other charges incurred in defending against any such Claim).

(ii)        Everi agrees to promptly indemnify and hold each of the Chary Released Parties harmless from any liabilities, costs or obligations with respect to any Claim that is covered by the release set forth in this Section 8 but is nonetheless brought by Everi against any Chary Released Party (including, without limitation, any attorney fees or other charges incurred in defending against any such Claim).

9.         Dismissal of Lawsuit.  Within two (2) business days of the completion of the obligations set forth in Section 2, the Parties, through their respective counsel, shall file with the American Arbitration Association a Joint Stipulation of Dismissal with Prejudice of all claims in the Lawsuit, in the form attached as Exhibit B, with each party to bear its own attorneys' fees and costs, and shall file with the Court a Joint Stipulation of Dismissal with prejudice of all claims asserted by Everi against Chary in the Kealy Action, in the form attached as Exhibit C, with each party to bear its own attorneys’ fees and costs.

10.         Covenant Not to Sue and Non-Assistance.  Except as provided in Section 8(d), the Parties, to the extent allowed by law and the rules of professional conduct, hereby forever agree and covenant that they will not, directly or indirectly:

(a)         institute or cause to be instituted any legal action, arbitration, or judicial or administrative proceeding without regard to name or form, concerning the matters released herein;

(b)         pursue, sue, maintain, or prosecute (or in any manner threaten, assert, commence or pursue), through arbitration demand, administrative or quasi-judicial claim, lawsuit or other judicial proceeding without regard to name or form, concerning the matters released herein;

(c)         provide information or assistance of any kind to any non-governmental/non-regulatory entity or individual concerning the investigation or prosecution of any Claim against any other Party or the matters released herein, except pursuant to subpoena, court order, or other legal process. No Party shall be entitled to rely upon the foregoing exception for disclosures pursuant to subpoena, court order, or legal process unless it provides the other Party with practical prompt notice so that it has a reasonable opportunity to contest the right of the requesting person or entity to such disclosure before the Party makes such disclosure. Generally speaking, and absent exceptional circumstances, this shall require written notice within the five (5) business days following service of the subpoena, court order, or legal process, or prior to the return date stated in the subpoena, court order, or legal process, whichever is earlier, unless such notice is prohibited by law.

Nothing herein shall prevent the Parties from cooperating, and providing information or assistance to any governmental or regulatory agency, entity, or body concerning the investigation, prosecution, or any inquiry of any Claim about or against Everi or Chary or the matters released herein, in their sole and absolute discretion. No Party shall be entitled to notice of such disclosure to any governmental or regulatory agency, entity or body.

11.         Attorneys’ Fees.  The Parties understand and agree that the Settlement Payments are made in complete satisfaction of any right that any Party or its counsel may have to recover attorneys' fees from other Party.  The foregoing notwithstanding, in any action relating to or arising from an alleged breach of this Agreement, the substantially prevailing Party shall recover from the other Party the expenses incurred by the prevailing party in connection with the action, including court costs and reasonable attorneys’ fees.

12.         No Admission of Liability.  The Parties understand and agree that the Settlement Payments, and releases in Section 8, were agreed upon as a compromise and final settlement of disputed Claims in respect of the Lawsuit (including the subject matter or allegations thereof) and that any Party’s entry into this Agreement or the payment of the Settlement Payments is not, and may not be construed as, an admission of liability by any of the Parties and is not to be construed as an admission that any of the Parties or any other Person engaged in any wrongful, tortious or unlawful activity. Each Party expressly denies any liability of any kind to any other Party to this Agreement, and expressly denies and disputes the allegations made against it, her, him, or them in the Lawsuit.

13.        Joint Press Release. Chary and Everi hereby approve the joint press release attached hereto as Exhibit A and agree that such press release shall be issued publicly by the Parties promptly after the execution of this Agreement.

14.        Non-Disparagement.

(a)         Chary agrees not to, whether individually or jointly, and whether affirmatively or by silence, make or permit (or authorize, encourage or assist another Person acting on behalf of such Person to make or permit), a statement, comment, remark, representation, expression of opinion, writing, e-mail or other electronic writing or transmittal or posting or any other form of communication to any Person which disparages or defames Everi, its directors, executives, or employees,  including in respect of its or their business practices, character, morals, trustworthiness or honesty.

(b)         Everi agrees not to and to cause the members of  its respective Groups (to the extent a member of any such Group is or was acting within the scope of his/her authority on behalf of such Corporate Party) not to, whether individually or jointly, and whether affirmatively or by silence, make or permit (or authorize,  encourage or assist another Person acting on behalf of any such Person to make or permit), a statement, comment, remark, representation, expression of opinion, writing, e-mail or other electronic writing or transmittal or posting or any other form of communication to any Person which disparages or defames Chary, including in respect his business practices, character, morals, trustworthiness or honesty.

(c)         The Parties agree that this Section 14 is not intended to preclude or inhibit a Party’s truthful testimony if so compelled in a proceeding to which the testifying Party is subject to subpoena or similar judicial process.

15.       Representations and Warranties.  Each Party represents and warrants, as to himself or itself only and on a several and not joint basis, that:

(a)         Such Party has read this Agreement, fully understands it, and fully understands its legal effect and binding nature.  Such Party further acknowledges that he, she or it is acting voluntarily and of his, her, or its own free will in entering into and executing this Agreement.  Each Party which is not an individual warrants that the signatory of such Party hereto is competent and duly authorized to enter into this Agreement on behalf of the Party, and with his or her signature binds the Party for which he or she executes this Agreement.

(b)         Such Party affirms that it has had every opportunity which he, she, or it deems necessary to inquire about the facts and dealings between the Parties; that each Party has retained counsel independently selected by him, her, or it and obtained all advice which he, she, or it deems necessary regarding this Agreement, including without limitation the meaning, applicability, and actual and potential breadth of the releases and waivers contained in this Agreement; and each Party affirms that he, she, or it fully understands and accepts the legal effect and binding nature of this Agreement.

(c)         No Party has assigned, transferred, or granted, or purported to assign, transfer, or grant, any of the Claims disposed of by this Agreement.

(d)         Such Party has obtained all necessary consents, approvals or authorizations required to execute and deliver this Agreement and perform such Party’s obligations hereunder.

(e)         Such Party has full power and authority to execute and deliver this Agreement, to carry out its and their obligations hereunder and to consummate the transactions contemplated hereby.

(f)         The execution and delivery by such Party of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Party, and no other action on the part of such Party is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereunder.

(g)         Such Party has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

16.       Misunderstanding as to Facts.  Each of the Parties understands, acknowledges and agrees that if any fact now believed to be true is found hereafter to be other than, or different from, that which is now believed, such Party expressly assumes the risk of such difference in fact and agrees that this Agreement shall be, and will remain, effective notwithstanding any such difference in fact.  Each of the Parties expressly waives any and all rights such Party may have under any statute or common law principle that would limit the effect of the releases contained in this Agreement based upon such Party’s knowledge at the time this Agreement is executed.  The Parties acknowledge that their adversarial relationship precludes any affirmative obligation of disclosure, and expressly disclaim all reliance upon information supplied or concealed by the adverse party or its counsel in connection with the negotiation and/or execution of this Agreement.

17.       Arms-Length.  This Agreement has been negotiated at arms’ length between persons knowledgeable in its subject matter, and each Party hereto has reviewed this Agreement in consultation with its counsel.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is expressly waived.

18.       Further Action.  Each of the Parties shall, for no further consideration, use good faith efforts to perform all such other actions and execute, acknowledge, and deliver and cause to be executed, acknowledged and delivered such other documents as may be reasonably required to effectuate the intent of the Parties as reflected in this Agreement.

19.       Notices:   All notices in connection with this Agreement shall be in writing and delivered as follows:

For Chary:

Ram V. Chary

39 Panorama Crest Avenue

Las Vegas, Nevada 89135

With Copies to:

Donald H. Chase, Esq.

Morrison Cohen LLP

909 Third Avenue, 27th Floor

New York, New York 10022

dchase@morrisoncohen.com

For Everi:

Juliet L. Lim

Everi Holdings Inc.

7250 S. Tenaya Way, Suite 100

Las Vegas, Nevada 89113

jlim@everi.com

With copies to:

James J. Pisanelli, Esq.

Pisanelli Bice PLLC

400 South 7th Street, Suite 300

Las Vegas, Nevada  89101

jjp@pisanellibice.com

20.       Miscellaneous.

(a)         Additional Warranty and Acknowledgment.  Each of the Parties warrants and represents that such Party has not been offered any promise or inducement except as expressly provided in this Agreement, and that this Agreement is not in violation of or in conflict with any other agreement of any Party.

(b)         Survival of Covenants and Warranties.  All covenants and warranties contained in this Agreement are contractual and shall survive the execution of this Agreement.

(c)         Successors and Assigns.  This Agreement shall be binding in all respects upon, and shall inure to the benefit of, the Parties' heirs, legal representatives, successors and permitted assigns.

(d)         Governing Law.  This Settlement Agreement is intended to be enforced according to its written terms under the laws of the State of Nevada.  Venue for any legal action concerning this Settlement Agreement shall lie exclusively in the Eighth Judicial District Court, Clark County, Nevada.  All Parties consent to jurisdiction and venue in that Court.

(e)         Severability.  In the event that an arbitrator or court of competent jurisdiction enters a final judgment or decision holding invalid any provision of this Agreement, the remainder of this Agreement shall be fully enforceable to the fullest extent permitted under law.  Each clause of this Agreement is an independent agreement supported by adequate consideration and intended to be fully enforceable between and among the Parties to this Agreement.

(f)         Integration.  This Agreement embodies the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, whether expressed or implied, by any officer, employee or representative of any Party with respect thereto.  The granting of any waiver with respect to any failure to comply with any provision of this

Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with any provision of this Agreement.

(g)         Modification.  This Agreement shall not be modified except in a writing signed by all of the Parties.

(h)         Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by a writing signed by the party charged with the waiver or estoppel.  No waiver of any breach of this Agreement shall be deemed a waiver of any later breach of the same provision or any other provision of this Agreement.

(i)         Headings.  Headings are intended solely as a convenience and shall not control the meaning or interpretation of any provision of this Agreement.

(j)         Gender and Number.  Pronouns contained in this Agreement shall apply equally to the feminine, neuter and masculine genders.  The singular shall include the plural, and the plural shall include the singular.

(k)         Construction.  Each of the Parties acknowledges that such Party has reviewed this Agreement in its entirety and has had a full and fair opportunity to negotiate its terms and to consult with counsel of such Party’s own choosing concerning the meaning and effect of this Agreement.  Each Party therefore waives all applicable rules of construction that any provision of this Agreement should be construed against its drafter, and agrees that all provisions of the agreement shall be construed as a whole, according to the fair meaning of the language used.

(l)         Counterparts; Telecopies and Portable Document Format.  This Agreement may be executed in counterparts, or by copies transmitted by telecopier or Portable Document Format ("PDF"), all of which shall be given the same force and effect as the original.

IN WITNESS WHEREOF, the Parties hereby execute this Settlement Agreement.

EVERI HOLDINGS INC.

By:	/s/ Randy L. Taylor	/s/ Ram V. Chary
RAM V. CHARY
Its:	EVP, CFO
		Date:	March 14, 2017
Date:	March 15, 2017

EXHIBIT A

EVERI HOLDINGS COMPLETES SETTLEMENT AGREEMENT WITH FORMER PRESIDENT AND CEO

Las Vegas, NV – March 17, 2017 – Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), announced today that it has entered into a binding settlement agreement with its former President and Chief Executive Officer, Ram V. Chary.  Pursuant to the terms of the settlement agreement, and Mr. Chary’s employment agreement, Mr. Chary will receive payments totaling $4.6 million inclusive of $0.9 million in legal fees.

E. Miles Kilburn, Everi’s Chairman of the Board, commented: “This is another step forward in our initiatives to position Everi for improved performance based on our strong and diverse portfolio of gaming and payments solutions. I personally appreciate the integrity with which Mr. Chary approached the negotiations that resulted in this settlement agreement.”

About Everi Holdings

Everi Holdings is dedicated to providing video and mechanical reel gaming content and technology solutions, integrated gaming payments solutions and compliance and efficiency software. The Company’s Games business provides: (a) comprehensive content, electronic gaming units and systems for Native American and commercial casinos, including the award winning TournEvent® slot tournament solution; and (b) the central determinant system for the video lottery terminals installed at racetracks in the State of New York. The Company’s Payments business provides: (a) access to cash at gaming facilities via Automated Teller Machine cash withdrawals, credit card cash access transactions, point of sale debit card transactions, and check verification and warranty services; (b) fully integrated gaming industry kiosks that provide cash access and related services; (c) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (d) compliance, audit and data solutions; and (e) online payment processing solutions for gaming operators in states that offer intrastate, Internet-based gaming and lottery activities.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future business, plans, objectives and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those projected or assumed, including, but not limited to, the risks identified in the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as applicable, and the other risks identified from time to time in our other press releases, reports and filings with the SEC.  If any of our projections or assumptions prove to be incorrect, our actual results and the timing of certain events could differ materially from the forward-looking statements.

Contacts:

Investor Relations

Richard Land, James Leahy

JCIR

212-835-8500 or evri@jcir.com

EXHIBIT B

AMERICAN ARBITRATION ASSOCIATION

In the Matter of the Arbitration Between
RAM V. CHARY,
Claimant,
- against –
AAA No. 01-16-0001-2899

EVERI HOLDINGS, INC., and EVERI PAYMENTS, INC.,	Joint Stipulation Of Dismissal With Prejudice

Respondents,
And related Counterclaim.

Claimant Ram V. Chary and Respondents Everi Holdings, Inc. and Everi Payments, Inc., by and through their undersigned counsel, hereby stipulate and agree that all and each of the claims, demands and causes of action set forth in this arbitration proceeding be dismissed with prejudice, and without attorneys’ fees or costs to any party (except as set forth in their settlement agreement).

DATED this 5th day of April, 2017		DATED this 5th day of April, 2017

By:	/s/ Dustun H. Holmes	By:	/s/ Donald H. Chase
	James J. Pisanelli, Esq.		Donald H. Chase, Esq.
	Dustun H. Holmes, Esq.		Morrison Cohen LLP
	Robert A Ryan, Esq.		909 Third Avenue
	PISANELLI BICE PLLC		New York, NY 1022-4784
400 South 7th Street, Suite 300
	Las Vegas, Nevada 89101		Dennis L. Kennedy, Esq.
BAILEY KENNEDY
Attorneys for Respondents			8984 Spanish Ridge Avenue
Las Vegas, Nevada 89148-1302

Attorneys for Claimant

EXHIBIT C

DISTRICT COURT

CLARK COUNTY, NEVADA

)
KEVIN KEALY, an individual	)	Case No. A-16-735012-C
)
Plaintiff,	)	Dept. No. I
)
vs.	)	STIPULATION AND ORDER
	)	OF DISMISSAL WITH PREJUDICE
EVERI HOLDINGS, INC., a Delaware	)
corporation, f/k/a GLOBAL CASH ACCESS	)
HOLDINGS, INC.	)
)
Defendant.	)
)

EVERI HOLDINGS, INC., a Delaware	)
corporation, f/k/a GLOBAL CASH ACCESS	)
HOLDINGS, INC.	)
)
Counter-Claimant,	)
)
vs.	)
)
KEVIN KEALY, an individual; RAM V.	)
CHARY, an individual,	)
)
Counter-Defendants.	)
)

Plaintiff Kevin Kealy (“Kealy”), Defendant/Counter-Claimant Everi Holdings, Inc. (“Everi”), and Counter-Defendant Ram V. Chary (“Chary”), by and through their undersigned counsel, hereby stipulate and agree that all and each of the claims set forth in the above-captioned proceeding be dismissed with prejudice and without attorney’s fees or costs to any party (except as set forth in the parties’ respective settlement agreements).

DATED this 7th day of April, 2017		DATED this 5th day of April, 2017

PISANELLI BICE PLLC		BAILEY KENNEDY

By:	/s/ Robert A. Ryan	By:	/s/ Amanda L. Stevens
	James J. Pisanelli, Esq., Bar No. 4027		Dennis L. Kennedy, Esq., Bar No. 1462
	Dustun H. Holmes, Esq., Bar No. 12776		Joseph A. Liebman, Esq., Bar No. 10125
	Robert A. Ryan, Esq., Bar No. 12084		Amanda L. Stevens, Esq., Bar No. 13966
	400 South 7th Street, Suite 300		8984 Spanish Ridge Avenue
	Las Vegas, Nevada 89101		Las Vegas, Nevada 89148-1302

Attorneys for Everi Holdings, Inc.		Attorneys for Kevin Kealy and Ram v. Chary

ORDER

IT IS SO ORDERED:

This 10th day of April 2017

/s/ Kenneth C. Cory
DISTRICT COURT JUDGE

Respectfully submitted by:

PISANELLI BICE PLLC

By:	/s/ Robert A. Ryan
James J. Pisanelli, Esq., Bar No. 4027
Dustun H. Holmes, Esq., Bar No. 12776
Robert A. Ryan, Esq., Bar No. 12084
400 South 7th Street, Suite 300
Las Vegas, Nevada 89101